 Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems	MKR Group Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
kspink@aehr.com	aehr@mkr-group.com

Aehr Test Systems Announces Underwriter’s Exercise of Over-allotment Option in Public
Offering of Common Stock

Fremont, CA (April 17, 2017) - Aehr Test Systems (Nasdaq: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced that in connection with its previously announced underwritten public offering of 3,846,154 shares of its common stock at a price to the public of $3.90 per share, the underwriter has exercised its option to purchase 576,923 additional shares of the Company’s common stock at the public offering price to cover over-allotments. The offering of the Company’s 4,423,077 shares of common stock is expected to close on April 19, 2017, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as the sole managing underwriter of the offering.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-216792) that was previously filed with the Securities and Exchange Commission (SEC) on March 17, 2017 and became effective on March 24, 2017. A prospectus supplement and accompanying base prospectus relating to the offering were filed with the SEC on April 14, 2017 and may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, by telephone at 612-334-6300 or by email at prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-P families of test and burn-in systems and FOX WaferPak Aligner, FOX-XP WaferPak Contactor, and FOX DiePak® Carrier. The ABTS system is used in production and qualification testing of packaged parts for lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP system is a full wafer contact and singulated die/module test and burn-in system used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test System’s website at www.aehr.com.

Safe Harbor Statement

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr Test as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr Test’s intention to offer and sell 4,423,077 shares of its common stock. These risks and uncertainties include, without limitation, general market conditions and the risks and uncertainties detailed in Aehr Test’s recent 10-K, 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Aehr Test disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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